Exhibit 99.1
US BioEnergy Announces Successful Acquisition of US Bio Marion, LLC (formerly Millennium Ethanol, LLC)
- Millennium’s approximately 900 shareholders become shareholders of US BioEnergy
- US BioEnergy boosts expected ethanol production capacity to 780 mgy by the end of 2008
ST. PAUL, Minnesota — August 29, 2007 — US BioEnergy Corporation (NASDAQ:USBE), one of the largest producers of ethanol in the United States today announced that the members of Millennium Ethanol approved US BioEnergy’s acquisition of Millennium Ethanol. Following completion of the transaction, Millennium changed its name to US Bio Marion.
“We are extremely proud to announce the successful closing of this acquisition, our sixth acquired business since 2005,” said US BioEnergy CEO Gordon Ommen. “The Marion plant is complementary to US BioEnergy’s four plants in operation and three plants under construction. With our experience in acquiring companies, we envision this to be a near seamless integration of the plant and its members into US BioEnergy. We look forward to what is sure to be a successful long-standing relationship with the Marion community, the team from US Bio Marion and FREMAR Coop.”
The US Bio Marion plant is located near Marion, South Dakota and is expected to begin production in the first quarter of 2008. The plant is expected to produce approximately 100 million gallons of ethanol per year (mgy) and 320,000 tons of dried distillers grains annually. US BioEnergy is expected to procure the majority of its corn supply for the Marion plant from FREMAR, LLC. With this acquisition, US BioEnergy will have eight plants in six states with expected total production of 780 mgy by the end of 2008.
About US BioEnergy Corporation
US BioEnergy Corporation is a producer and marketer of ethanol and distillers grains. The company currently owns and operates four ethanol plants and has four additional ethanol plants under construction. Upon completion of these initiatives, the company will own and operate eight plants with combined expected ethanol production capacity of 780 million gallons per year by the end of 2008.
Forward-looking Statements
Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although US BioEnergy Corporation believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our filings the Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2006, for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.
Contacts:
Investor Contact
US BioEnergy Corporation
Investor Relations, 651-554-5491
investor@usbioenergy.net
or
Media Contacts:
US BioEnergy Corporation
JD Bergquist, 651-554-5490
media@usbioenergy.net
or
Integrated Corporate Relations
James McCusker, 203-682-8200
jmccusker@icrinc.com